EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-211399 and 333-281020 on Form S-8 and Registration Statement No. 333-292367 on Form S-3 of Landmark Bancorp, Inc. of our report dated April 14, 2026 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas
April 14, 2026